聘书

专 利 人:石茂林

经国识联合科学技术中心专家委员会严格审核，被评为国识联合科学技术中心专家委员。特此批准！

注册号：CN—05—00206

国识联合科学技术中心

二零零五年八月



石茂林（shi mao lin）男、1962年出生于湖南，大专，电子专业，高级工程师、从事充电电筒电光源产品研究、生产15年历史，现工作于广州市林达电子有限公司，任总经理，获　得国家知识产权局2003年专利发明奖一等奖，获得国家科委2003年科技成果进步二等奖

石茂林同志：

鉴于您在专业领域内以高尚的品德、精湛的技术和踏实的工作作风为我国社会主义的繁荣稳定和经济建设作出了不可磨灭的突出贡献，得到了社会的认可，国家的肯定。被《共和国创新专家名典》所收录。

特颁此证

中国领导管理科学研究会

共和国创新专家名典
编辑部
二〇〇四年

荣誉证书
HONORARY CREDENTIAL

石茂林 閣下

長期致力於科技理論研究與發明創造，爲科學事業作出了傑出貢獻，其業績被選入由香港新華高科出版社出版的《世界當代優秀科技專家》一書第二卷，以資紀念。

This is to certify that Mr Shi Mao lin has been committed himself in the scientific and technologic theory study, invention and creation for long time; and he (she) has made outstanding contributions to the advancement of science; therefore, his (her) achievement has been included in Volume II of *Contemporary Excellent Scientific and Technologic Expert in the World* to celebrate his (her) achievements.

香港新华高科出版社
Hong Kong Xinhua Hi-Tech Press

日期
Date:

聘书

兹聘請 石茂林 閣下爲香港國際專利技術專利產品博覽會之高級技術顧問。

Mr. Shi Mao lin is hereby appointed the *senior technical consultant* for Hong Kong International Patented Technology and Products Fair.

香港國際專利技術專利產品博覽會
Hong Kong International Patented Technology and Products Fair

日期：
Date： 05 31 2004

入 編 證 書

石茂林 先生：

由於您致力於社會進步，貢獻突出，影響較大，傳記被編入大型國際交流系列《世界名人錄》。

特頒此證



世界人物出版社
世界華人交流協會
二〇〇五年 香港

Certificate

Mr. Shi Maolin :

Due to your great achievement to society, your biography brief has been edited into // Who's who in the world //, which is large international interchange series.

We hereby award you this certificate

World Person Press
World Chinese Interchange Association
HONG KONG 2005